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                                                                   EXHIBIT 99.11


                                [PAG LETTERHEAD]

                                                               December 11, 1996

Holders of Pacific Gulf Properties
8.375% Convertible Subordinated Debentures
Due 2001

Dear Debenture Holders:

     I am pleased to inform you that Pacific Gulf Properties Inc. (the "Company") has extended the expiration date of its previously announced Exchange Offer for up to all outstanding 8.375% Convertible Subordinated Debentures Due 2001 ("Debentures") and has modified the Exchange Offer in two important respects:


     - SINGLE EXCHANGE RATE OF 58 SHARES OF COMMON STOCK. The Company has set a single exchange rate of 58 shares of Common Stock for each $1,000 principal amount of validly tendered Debentures



     - WAIVER OF MINIMUM TENDER AMOUNT. The Company has waived the condition to the Exchange Offer that, on or prior to the Expiration Date, it shall have received the valid tender of at least $37,672,550 in aggregate principal amount of Debentures, representing 66.67% of the principal amount of all outstanding Debentures.


     The accompanying materials describe the modifications to the Exchange
Offer.

     THE EXCHANGE OFFER IS BEING MADE FOR A LIMITED TIME ONLY, AND HAS BEEN EXTENDED TO EXPIRE (UNLESS FURTHER EXTENDED BY THE COMPANY) AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 26, 1996.


THE EXCHANGE OFFER -- ECONOMIC IMPACT OF TENDERING DEBENTURE HOLDERS



     A comparison of the economic impact of exchanging $1,000 principal amount of Debentures pursuant to the Exchange Offer at the exchange rate of 58 shares of Common Stock versus retaining such Debentures is set forth below. The below table sets forth the estimated economic impact reflecting the closing price of the Debentures and the Common Stock as of three dates: (i) October 1, 1996, the day prior to the initial public announcement of the Exchange Offer, (ii) November 6, 1996, the date two days prior to the mailing of the Exchange Offer, and (iii) December 10, 1996.



                          PACIFIC GULF EXCHANGE OFFER



                                                             OCTOBER 1, 1996   NOVEMBER 6, 1996   DECEMBER 10, 1996
                                                             ---------------   ----------------   -----------------
Current Market Value of Exchange Offer Shares..............      $ 1,073           $  1,124            $ 1,131
Current Market Value of $1,000 Principal Amount
  Debenture................................................      $ 1,010              1,066              1,070
ADDITIONAL VALUE TO DEBENTURE HOLDERS PURSUANT TO EXCHANGE
  OFFER....................................................      $    63           $     58            $    61
Dividend Income Per Annum on Exchange Offer Shares(1)......      $ 95.12           $  95.12            $ 95.12
Interest Income Per Annum on $1,000 Principal Amount
  Debenture................................................        83.75              83.75              83.75
ADDITIONAL INCOME TO DEBENTURE HOLDERS PURSUANT TO EXCHANGE
  OFFER....................................................      $ 11.37           $  11.37            $ 11.37
Closing Stock Price........................................      $ 18.50           $ 19.375            $ 19.50
Closing Debenture Price....................................      101.000%           106.875%           107.000%
Annual Dividend............................................      $  1.64           $   1.64            $  1.64


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(1)   The dividend income per annum shown for the Common Stock issuable upon acceptance of the Exchange Offer represents an annualized dividend amount of $1.64 per share based on the most recent quarterly dividend declared by the Company. there is no assurance that the Company's board of Directors will continue to declare dividends on the Common Stock or, if declared, what the amount of future dividends will be. The Board of Directors voted on November 6, 1996 to increase the quarterly dividend on the common Stock from $.40 to $.41 poer share for the fourth quarter of 1996, payable on January 10, 1997 to all shareholders of record as of January 1, 1997.


     PLEASE NOTE: A SUCCESSFUL CONSUMMATION OF THE EXCHANGE OFFER WILL SIGNIFICANTLY REDUCE THE PRINCIPAL AMOUNT OF OUTSTANDING DEBENTURES AND
THEREFORE IS LIKELY TO HAVE A MATERIALLY ADVERSE EFFECT ON THE LIQUIDITY OF THE DEBENTURES. DEBENTURES REMAINING IN OUTSTANDING AFTER THE EXCHANGE OFFER MAY BE DE-LISTED BY THE AMERICAN STOCK EXCHANGE.
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     If you have any questions about, or require assistance with the procedures, please contact the Information Agent, D.F. King & Co., at (800) 207-2014.

     Thank you for your support.

                                      Sincerely,

                                      PACIFIC GULF PROPERTIES INC.

                                      By: Glenn L. Carpenter
                                        Chairman of the Board and
                                        Chief Executive Officer